Exhibit 4.17
INTERCREDITOR AGREEMENT
     THIS INTERCREDITOR AGREEMENT (this “Agreement”) is entered into as of June 30, 2010 by and among BP CORPORATION NORTH AMERICA INC., an Indiana corporation (“Initial Swap Counterparty”), any other Person that hereafter becomes a party to this Agreement as a “Swap Counterparty”, as defined below, LEGACY ENERGY, INC., a Delaware corporation (“Borrower”), NIMIN ENERGY CORP., an Alberta corporation (“Parent”), and CLMG CORP., a Nevada corporation, as administrative agent for the lenders (collectively, the “Lenders”) under the Credit Agreement referred to below (in such capacity, “Lender Agent”), and in its capacity as collateral agent for Swap Counterparties and the Lender Parties (in such capacity, “Collateral Agent”).
RECITALS:
     A. Borrower, Lenders and Lender Agent have entered into that certain Credit Agreement dated as of June 30, 2010 (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”) pursuant to which Borrower has issued promissory notes to Lenders (the “Notes”).
     B. Borrower and Initial Swap Counterparty have entered into that certain ISDA Master Agreement dated as of April 1, 2009 (the “BP ISDA”) and have entered into or will enter into one or more transaction confirmations thereunder.
     C. Other Persons may hereafter join this Agreement, as provided herein, as Swap Counterparties.
     D. Collateral Agent, Lenders, Lender Agent, Swap Counterparties, Borrower, and Parent desire to enter into this Agreement to (i) establish ratable security for payment of the Loan Obligations owed by Borrower to Lender Parties and the Swap Obligations owed by Borrower to Swap Counterparties, and (ii) agree with respect to the exercise of certain remedies and for the other purposes set forth herein.
AGREEMENTS:
     In consideration of the mutual covenants and promises of this Agreement, and for other consideration, the receipt and adequacy of which are hereby acknowledged, Collateral Agent, Borrower, Parent, Swap Counterparties and Lender Parties agree as follows:
     Section 1. Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings defined in the Credit Agreement. As used in this Agreement,
     Accelerated Creditor means any Creditor that (a) has delivered notice of a Triggering Event to Collateral Agent, (b) declared an Early Termination Event under an Approved ISDA, or (c) holds Notes the maturity of which has been accelerated under the Credit Agreement following an Event of Default thereunder.

     Approved ISDA means (a) the BP ISDA and (b) any other ISDA Master Agreement between Borrower and any other Swap Counterparty that is approved by Lender Agent.
     Business Day means any day other than a Saturday, Sunday or other day on which banking institutions in Las Vegas, Nevada are authorized or obligated by law or executive order to close.
     Collateral means, collectively, all property and Rights of the Loan Parties described in and subject to the Security Instruments.
     Creditors means Lender Parties, Swap Counterparties, and Collateral Agent, collectively; but excluding (a) any of the foregoing who have received full, final, and indefeasible payment of all Total Obligations owing to them and with respect to whom this Agreement has not been reinstated as contemplated in Section 23 and (b) any Swap Counterparty which has received a Replacement Letter of Credit.
     Debtor Relief Law means Title 11 of the United States Code entitled “Bankruptcy,” the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally including, for the avoidance of doubt, corporate legislation.
     Enforcing Accelerated Creditor has the meaning given to such term in Section 4(b).
     Governmental Authority means any federal, state, provincial, municipal, national, tribal, Indian nation, or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, a province of Canada, the United States, Canada, an Indian nation, or a foreign entity or government.
     Joinder Supplement means a supplement to this Agreement in the form of Exhibit A hereto, providing for a signatory thereto to become a Swap Counterparty under this Agreement.
     Lender Parties means Lenders and Lender Agent.
     Lien has the meaning assigned to such term in the Credit Agreement.
     Loan Documents means the “Loan Documents” as defined in the Credit Agreement, including the Credit Agreement, the Security Instruments, and this Agreement.

     Loan Obligations means, at any time in question, (a) all “Obligations” as defined in the Credit Agreement, and (b) all other amounts owing under the Loan Documents, in each case whether now existing or hereafter incurred, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, now or hereafter existing, due or to become due, whether evidenced in writing or not, together with all costs, expenses, and attorneys’ fees incurred in the enforcement or collection thereof, and including interest thereon after the commencement of any proceedings under any Debtor Relief Laws. For the purposes of this Agreement, all amounts owing to Collateral Agent under this Agreement shall be considered to be Loan Obligations owing to Collateral Agent.
     Loan Parties means Parent, Borrower and each Subsidiary of Parent.
     Notice of Default means (a) any written notice delivered under the Credit Agreement declaring that a Default or an Event of Default (as such terms are defined therein) exists and demanding cure thereof, or giving notice of intent to accelerate the Notes in connection therewith, or giving notice that such acceleration has occurred, and (b) any written notice delivered under an Approved ISDA declaring that an Event of Default, a Potential Event of Default, a Termination Event, or an event that would, with notice or passage of time, become a Termination Event (as such terms are defined in such Approved ISDA) exists and demanding cure thereof, or giving notice of intent to designate an Early Termination Date under such Approved ISDA in connection therewith, or giving notice that such an Early Termination Date has occurred.
     Person means any individual, general partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization.
     Principal Agreements means the Loan Documents and the Swap Documents, collectively.
     Proceeds from Enforcement means any and all proceeds received by Collateral Agent or any Creditor from any sale, exchange, destruction, condemnation, foreclosure, liquidation of any of the Collateral under any Debtor Relief Law or pursuant to enforcement of remedies in the Security Instruments or from any other disposition by Collateral Agent or any Creditor of any of the Collateral, and such term also includes the value received by any Creditor from any set off against any Collateral. Such term does not, however, include (a) whenever no Triggering Event has occurred, payments (including payments under a Separate Guaranty) made out of the proceeds from (i) sales in the ordinary course of the Loan Parties’ business of any oil, gas, other minerals or other inventory included in, produced from or attributable to the Collateral or (ii) payments made by any Swap Counterparty under any Approved ISDA or (b) at any time, payments made under a Separate Guaranty (in addition to those allowed pursuant to the previous clause (a)) so long as such additional payments are not made with proceeds or set offs described in the first sentence of this definition.

     Proved Reserves means “Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question (in this definition, the “PRMS”) prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations). “Proved Developed Producing Reserves” means Proved Reserves that are categorized as “Developed Producing Reserves” in the PRMS, “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as “Developed Nonproducing Reserves” in the PRMS, and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped Reserves” in the PRMS.
     Ratably or Ratable means, with respect to each Creditor at any time, a fraction whose numerator is the amount of Loan Obligations or Swap Obligations owing to such Creditor at such time and whose denominator is the amount of Loan Obligations and Swap Obligations owing to all Creditors at such time.
     Replacement Letter of Credit means any letter of credit provided to a Swap Counterparty, pursuant to an Approved ISDA but not in violation of the Credit Agreement, in replacement of such Swap Counterparty’s rights to be secured Ratably by the Collateral, including any such letter of credit provided to Initial Swap Counterparty pursuant to Section 1(h) of the BP ISDA.
     Right or Rights means rights, remedies, powers, privileges and benefits.
     Security Instruments means the “Security Documents” as defined in the Credit Agreement and includes, but is not limited to, those documents listed in Schedule 1 attached hereto and incorporated herein by this reference, provided that Separate Guaranties shall not be Security Instruments.
     Separate Guaranty means any guaranty provided to a Creditor by Parent or another Person other than Borrower, so long as such guaranty is either unsecured or is secured only by the Security Instruments.
     Subsidiary means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization that is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person.
     Swap Counterparties means Initial Swap Counterparty and each other Person that is recognized by Lender Agent as a “Secured Third Party Hedge Counterparty” under the Credit Agreement and executes and delivers a Joinder Supplement (along with Collateral Agent, Borrower, and Parent) as provided in Section 15.
     Swap Documents means each Approved ISDA, all relevant confirmations of trades made under any Approved ISDA during the term of this Agreement, all guarantees delivered by the Loan Parties related thereto, and this Agreement.

          Swap Obligations means, at any time in question, all amounts owing by any Loan Party to any Swap Counterparty under the Swap Documents, including all amounts owing as a result of the designation of an “Early Termination Date” thereunder (and, at any time when such designation may be enjoined or barred by law or court order, all amounts that would be owing were such an Early Termination Date to be designated), together with all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement or collection thereof, and all interest thereon after the commencement of any proceedings under any Debtor Relief Laws and any expenses or other amounts paid by such Swap Counterparty to which it is entitled to reimbursement by any Loan Party.
          Total Obligations means, as of any date of determination but without duplication, an amount equal to the sum of (a) the Loan Obligations (including all amounts owing to Collateral Agent under this Agreement) plus (b) the Swap Obligations.
          Triggering Event means any of the following:
          (a) Collateral Agent shall have received from any Swap Counterparty written notice that (A) states that either an Event of Default or a Termination Event (as defined in such Swap Counterparty’s Approved ISDA, but excluding any Cross-Default) has occurred and is continuing, (B) states that an Early Termination Date (as defined in such Approved ISDA) has been designated as a result thereof, (C) specifies the sum of all unpaid amounts and settlement payments then due as the result of the designation of such Early Termination Date and the amount of interest and other amounts then due and payable by any Loan Party in respect thereof and (D) states that the amount set forth in clause (C) has not been paid in full or otherwise discharged to the satisfaction of such Swap Counterparty; or
          (b) Each Swap Counterparty shall have received from Lender Agent written notice that (A) an Event of Default (as defined in the Credit Agreement, but excluding any Cross-Default) has occurred and is continuing and (B) the unpaid principal amount of the Notes under the Credit Agreement and all interest accrued and unpaid thereon have been declared to be due and payable or have become due and payable in full in accordance with the terms of the Loan Documents;
and for the purposes of this definition “Cross-Default” means (i) any Event of Default under the Loan Documents that is caused solely by the occurrence of an Event of Default or Termination Event under any Swap Documents (unless the Swap Counterparty that is party to such Swap Documents has designated an Early Termination Date) or (ii) any Event of Default or Termination Event under any Swap Counterparty’s Swap Documents that is caused solely by the occurrence of an Event of Default under the Loan Documents (unless the Lender Agent has declared the Notes due and payable) or the occurrence of an Event of Default or Termination Event under another Swap Counterparty’s Swap Documents (unless such other Swap Party has designated an Early Termination Date).
          UCC means the Uniform Commercial Code as adopted and in effect in Nevada from time to time.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “or” is not exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, renewed, replaced, increased, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, provided such successors and assigns are permitted by the Principal Agreement to which such Person is a party and such Person complies with Section 16, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement unless otherwise indicated. Section headings of this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.
          Section 2. Obligations and Liens; Amendments.
          (a) The Creditors acknowledge and agree that none of the Swap Obligations has been contractually subordinated in right of payment to any of the Loan Obligations and that none of the Loan Obligations has been contractually subordinated in right of payment to any of the Swap Obligations, and that the Loan Obligations and the Swap Obligations are thus pari passu in right of payment. Subject to the other terms and conditions of this Agreement, the Loan Obligations and the Swap Obligations shall be secured, Ratably, by the Liens granted to Collateral Agent for the benefit of Lender Parties under the Security Instruments.
          (b) Each Swap Counterparty agrees that, without the prior written consent of Lender Agent, it will not seek or accept any Lien, letter of credit (other than a Replacement Letter of Credit) or other credit support for any Swap Obligation other than (x) its Ratable share of the Rights under the Security Instruments and (y) any Separate Guaranty. Notwithstanding the preceding sentence, to the extent that any Swap Counterparty (except with the written consent of Lender Agent or as provided in Section 5 of this Agreement) hereafter obtains any Lien on assets of any Loan Party to secure all or any portion of the Swap Obligations, such Lien (and the collateral subject thereto) (i) shall be subject to this Agreement in the same way as the Liens (and Collateral) held by the Collateral Agent, (ii) shall secure the Total Obligations Ratably, and (iii) to the extent that such Lien would otherwise have higher priority on property constituting Collateral than the Liens in favor of Collateral Agent, such Lien shall, as between the Collateral Agent and such Swap Counterparty, be of equal priority with the Liens held by the Collateral Agent on the same assets, notwithstanding (1) the date, manner or order of any grant, attachment or perfection of any such Lien, (2) any provision of the UCC, other applicable law, the Loan Documents or the Swap Documents or (3) any manner of enforcement of any Lien or other Rights, and upon request by the Collateral Agent such Liens shall be assigned to the Collateral Agent to be held for the Ratable benefit of the

Creditors. In the event that any Swap Counterparty obtains any such Lien, letter of credit or other credit support, it will immediately give written notice thereof to Collateral Agent. Nothing in this Agreement constitutes a restriction on the right of any Swap Counterparty to receive a Replacement Letter of Credit at any time, but in the event that any Swap Counterparty obtains any Replacement Letter of Credit it will immediately give written notice thereof to Collateral Agent and the provisions of Section 10 shall apply.
          (c) Subject to limitations on “Hedging Contracts” (as defined in the Credit Agreement) provided in the Credit Agreement (including the limitations in Section 7.3 of the Credit Agreement), the Liens under the Security Instruments securing, Ratably, the Loan Obligations and the Swap Obligations shall be “Permitted Liens” (as defined in the Credit Agreement).
          (d) Subject to limitations on “Hedging Contracts” (as defined in the Credit Agreement) provided in the Credit Agreement (and in the case of any Swap Counterparty other than Initial Swap Counterparty, subject to Section 15), including the limitations in Section 7.3 of the Credit Agreement, Lender Parties consent to Borrower entering into the Swap Documents and agree that each of the Swap Documents is a "Hedging Contract” (as defined in the Credit Agreement), that each Swap Counterparty is a “Secured Third Party Hedge Counterparty” (as defined in the Credit Agreement), and that this Agreement is a “Collateral Sharing Agreement” (as defined in the Credit Agreement).
          (e) Each Swap Counterparty hereby acknowledges and consents to each Loan Party’s grants of Liens to Collateral Agent in all rights of such Loan Party under the Swap Documents, including all payments owing to such Loan Party thereunder, notwithstanding any restrictions on assignment in any Swap Document.
          (f) The amounts payable by any Loan Party to any Creditor at any time under any of the Principal Agreements to which such Creditor is a party shall be separate and independent debts, and each Creditor shall be entitled to enforce any right arising out of the applicable Principal Agreement to which it is a party, subject to the terms thereof and of this Agreement. Each Creditor hereby agrees that no Creditor, other than the Collateral Agent as the holder of the Liens under the Security Instruments, shall have any right individually to realize upon any Liens granted under the Security Instruments, it being understood and agreed that such remedies may be exercised only by Collateral Agent under the Security Instruments for the Ratable benefit of the Creditors.
          (g) Except for partial releases not prohibited under the remainder of this Section 2(g), the Collateral Agent shall not, without the consent of the Lender Agent and the Swap Counterparties (which consents will not be unreasonably withheld or delayed when requested by the Collateral Agent) agree to any amendment to any Security Instrument that would (i) provide for any of the Swap Obligations or the Loan Obligations to cease to be secured thereby, (ii) change the priority of or subordinate the Liens created thereby, or (iii) materially reduce or limit any material remedy provided for therein. Collateral Agent may not release any Collateral under any of the Security

Instruments prior to the payment in full and termination of the Swap Obligations, except (i) Collateral destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business in which it is used, (ii) inventory sold in the ordinary course of business (including oil and gas production and seismic and other data), (iii) oil and gas properties that must be released in order to comply with applicable laws, leases, operating agreements and other contracts, (iv) with the prior written consent of Lender Agent, oil and gas properties to which no Proved Reserves are attributed (as determined by Collateral Agent based upon the most recent engineering report delivered to Lender Parties), (v) with the prior written consent of Lender Agent, oil and gas properties to which Proved Undeveloped Reserves are attributed (as determined by Collateral Agent based upon the most recent engineering report delivered to Lender Parties), and (vi) with the prior written consent of Lender Agent, additional Collateral that does not, as reasonably valued by Collateral Agent and when aggregated with other Collateral released in the same calendar year pursuant to this clause (vi), have a value in excess of ten percent (10%) of the aggregate value of the Collateral (as reasonably determined by Collateral Agent before giving effect to any releases in the same calendar year under this clause (vi)).
          Section 3. Certain Notices; Consent to Disclosure.
          (a) Each Creditor agrees that it shall endeavor to deliver to the other Creditors: (i) at the same time or promptly after it makes delivery to a Loan Party, a copy of any Notice of Default that it delivers to such Loan Party, and (ii) to deliver to the other Creditors, at the same time or promptly after it makes delivery to any other Person, a copy of any notice of the commencement of any judicial proceeding and a copy of any other notice with respect to the exercise of remedies with respect to any of the Loan Obligations or the Swap Obligations, as applicable. No failure by a party hereto to furnish a copy under this Section 3(a) shall provide any rights or defenses to any Loan Party with respect to any of the Total Obligations or otherwise limit or affect the rights and obligations of the Creditors under the Loan Documents or the Swap Documents.
          (b) Borrower hereby agrees to provide written notice to Swap Counterparties of any amendment to the Credit Agreement, including with such notice a copy of the amendment. Borrower hereby agrees to provide written notice to Lender Agent of any amendment to any Approved ISDA, including with such notice a copy of the amendment. Borrower hereby agrees to provide written notice to Swap Counterparties no less than seven days prior to the earliest to occur of (i) the date of signing or closing of any replacement financing or any refinancing of the Credit Agreement or (ii) the date of any payment in full and retirement of the Credit Agreement, including with such notice a copy of the proposed replacement financing, refinancing or retirement of the Credit Agreement, as applicable.
          (c) Borrower hereby agrees that each Swap Counterparty may provide to Collateral Agent, and each Swap Counterparty hereby agrees to provide to Collateral Agent, within a reasonable time following receipt of a written request therefor from Collateral Agent, (i) a report of the marked-to-market positions of the various transactions in effect from time to time under such Swap Counterparties’ Swap Documents, and (ii) copies of any trade confirmations included in such Swap Documents.
          (d) Each of Borrower and Parent (on behalf of itself and its Subsidiaries) hereby consents to Collateral Agent’s and the other Creditors’ disclosure to each other of any confidential information relating to any Loan Party that has been provided to any Creditor by or for the benefit of such Loan Party, notwithstanding any confidentiality agreement between such Loan Party and Collateral Agent or any other Creditor that might otherwise limit or prohibit such disclosure.
          Section 4. Appointment of Collateral Agent; Enforcement of Liens.
          (a) Each Swap Counterparty and each Lender Party hereby appoints Collateral Agent to act as its respective agent to hold the Liens on the Collateral for its behalf, in Collateral Agent’s name for the benefit and security of Swap Counterparties and Lender Parties and for enforcement and payment of the Total Obligations, to take such action on behalf of Swap Counterparties, Lender Parties and Collateral Agent under the terms and provisions of the Security Instruments, and to exercise such rights and remedies under the Security Instruments as are specifically delegated to or required of Collateral Agent, in each case pursuant to the terms and provisions of this Agreement, including distribution of Proceeds from Enforcement in accordance with Section 6 below.
          (b) Upon the occurrence and during the continuance of any Triggering Event, Collateral Agent shall, upon the reasonable request of any of the Accelerated Creditors that are Lender Parties (each, an “Enforcing Accelerated Creditor”), but subject to the provisions of this Agreement, take any and all actions provided for in the Security Instruments relating to the pursuit of remedies thereunder, including the foreclosure of Liens or other disposition of the Collateral. Each of Borrower and Parent hereby authorizes Collateral Agent to take any all such actions. Upon the occurrence and during the continuance of any Triggering Event, any Accelerated Creditor that is a Swap Counterparty may proceed to protect and enforce its rights under this Agreement and the applicable Approved ISDA by an action at law, suit in equity or other appropriate proceeding, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise, including seeking a judicial order compelling Collateral Agent to perform such tasks and take such actions as are required hereunder.
          (c) Collateral Agent shall not be obligated to follow any instructions of any Accelerated Creditor if Collateral Agent determines, in its sole and absolute discretion, that: (i) such instructions conflict with the provisions of this Agreement, any Principal Agreement, any Security Instrument or any applicable law, (ii) such instructions are ambiguous, inconsistent, in conflict with other instructions (whether from the same or another Accelerated Creditor) or otherwise insufficient to direct the actions of Collateral Agent, provided that Collateral Agent explains the grounds for a refusal based on a deficiency of instructions, or (iii) Collateral Agent has not been adequately indemnified to its satisfaction (including indemnity from the Accelerated Creditors in accordance with the relative amounts of Total Obligations owing to them). Collateral Agent shall be entitled to cease taking any action, once it has commenced taking action, if it no longer deems any indemnity or undertaking from the Creditors to be sufficient. Collateral Agent shall have the right, in its discretion, to take any action authorized under this Agreement or the Security Instruments, to the extent that such action is not prohibited by the terms hereof or thereof, which it deems proper and consistent with the instructions given by Accelerated Creditors as provided for herein or otherwise in the best interest of Creditors. In the absence of written instructions from any Accelerated Creditor for any particular matter, Collateral Agent shall have no duty to take or refrain from taking any action unless such action or inaction is explicitly required by the terms of this Agreement or applicable law. Collateral Agent shall have no duty with respect to a Triggering Event unless it has received written notice from an Accelerated Creditor that a Triggering Event has occurred.
          (d) Other than its duties expressly provided herein or in the Security Instruments and its duties to account to Creditors or Loan Parties for monies and other property received by it hereunder or under any Security Instrument, Collateral Agent shall have no implied duties to Creditors or Loan Parties under or in connection with this Agreement and no implied duties as to any property belonging to any Loan Party (whether or not the same constitutes Collateral), whether such property is in Collateral Agent’s possession or control or in the possession or control of any of its agents or nominees, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto or available at law or otherwise. Collateral Agent is not a trustee for and does not have any fiduciary obligation to any Creditor or any Loan Party. Collateral Agent shall have the same rights and powers hereunder as any other Creditor and may exercise the same as though it were not performing the duties specified herein. The Person serving as Collateral Agent may engage in any kind of other business with any Loan Party or any of their respective affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party and such other Persons in connection with this Agreement or any Principal Document, and otherwise, without having to account for the same to the other Creditors except as specified herein.
          (e) Each Creditor and Parent and Borrower will from time to time sign, execute, deliver and file, alone or with Collateral Agent or any other Creditor or other Loan Party, and hereby authorizes Collateral Agent to file, any financing statements, security agreements, documents, certificates or instruments pertaining to the Collateral, or any part thereof; procure any agreements, documents, certificates or instruments as may be requested by Collateral Agent; and take all further action that may be necessary or desirable, or that Collateral Agent may reasonably request, to confirm, perfect, preserve and protect the Liens intended to be granted under the Security Instruments, and in addition, each of Creditors and Parent and Borrower hereby authorizes Collateral Agent to execute and deliver on behalf of such Person and to file such other financing statements, security agreements and other agreements, documents, certificates or instruments without the signature of such Person either in Collateral Agent’s name or in the name of such Person and as agent and attorney-in-fact for such Person. Each of Creditors, Parent and Borrower shall do all such additional and further acts or things, give such assurances and execute such agreements, documents, certificates or instruments as

Collateral Agent requires to vest more completely in and assure to Collateral Agent and Creditors their Rights under this Agreement. Parent shall cause each of its Subsidiaries to comply with the provisions of this Section 4(e).
          (f) Notwithstanding any other provision hereof, Collateral Agent shall not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless any Loan Party or any Creditor, jointly or severally, has provided to Collateral Agent security or indemnity which Collateral Agent, in its sole and absolute discretion, deems sufficient against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action. Collateral Agent shall be entitled to interest (calculated on a per annum basis) on all amounts advanced by it hereunder in its discretion at the per annum rate of the then current per annum rate of interest provided for under the Credit Agreement.
          (g) Collateral Agent shall not be responsible for the recording, filing, or priority of (i) any document relating to the Security Instruments, (ii) financing statements (or continuation statements in connection therewith), or (iii) any supplemental instruments or documents of further assurance as may be required by law in order to perfect a Lien. Collateral Agent shall not be deemed to have made representations as to the Collateral or as to the validity or sufficiency of any document relating thereto.
          (h) Collateral Agent shall not be responsible for the use or application by any Loan Party, or any other party, of any funds which Collateral Agent has released or directed the release of under this Agreement or any other Loan Document or Swap Document.
          Section 5. Rights to Enforce.
          (a) Each Swap Counterparty hereby acknowledges and agrees that, until the Loan Obligations are indefeasibly paid in full, (i) it will not oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including the filing of a proceeding under any Debtor Relief Law) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Collateral by Collateral Agent or any other enforcement action taken by or on behalf of Collateral Agent or any Lender Party and (ii) it has no right to consent or object to the exercise by Collateral Agent or any Lender Party of any right, remedy or power with respect to the Collateral or pursuant to the Security Instruments or to the timing or manner in which any such right is exercised or (except as provided in subsection (b) immediately below) not exercised (and, to the extent it may have any such rights described in this clause (ii), whether as a junior lien creditor or otherwise, it hereby irrevocably waives such rights).
          (b) Each Swap Counterparty hereby acknowledges and agrees that, except as provided in the remainder of this subsection (b), until the Loan Obligations are indefeasibly paid in full it has no right to direct Collateral Agent or any Lender Party to exercise any right, remedy or power with respect to the Collateral or pursuant to the Security Instruments. If at any time all of the following four conditions are satisfied:

(i) a Swap Counterparty that is an Accelerated Creditor has delivered notice of a Triggering Event to Collateral Agent,
(ii) the Swap Obligations owing to such Swap Counterparty equal or exceed twenty-five percent (25%) of the Total Obligations,
(iii) sixty (60) days have elapsed since the delivery of such notice, and
(iv) Collateral Agent has not, prior to the end of such sixty (60) day period, begun enforcement of any of the Liens under the Security Instruments, then such Swap Counterparty may require the Collateral Agent to proceed to enforce its Liens under the Security Instruments and, if all of such conditions are met, Collateral Agent will – subject to the other provisions of this Agreement and to applicable law – commence and carry out such enforcement with reasonable speed, provided that the manner, process and order of such enforcement will at all times be in the reasonable discretion of Collateral Agent. All Proceeds from Enforcement obtained by Collateral Agent in the course of such enforcement of its Liens under the Security Instruments will be distributed and applied in accordance with Section 6(b) below (provided that the Lender Parties may in their discretion direct the Collateral Agent to distribute some of their Ratable shares of such Proceeds from Enforcement to one or more Swap Counterparties rather than to the Lender Parties for application to the Loan Obligations).
          (c) Collateral Agent has no right, power, duty or responsibility under this Agreement to file any proof of claim or other claim with respect to any Loan Party under any Debtor Relief Law for or on behalf of any other Creditor, and each Creditor is responsible to file its own proofs of claim and other pleadings and notices in order to establish its rights as a secured creditor in any proceeding under any Debtor Relief Law. Collateral Agent has no right, power, duty or responsibility under this Agreement to vote any claim of another Creditor for or against any plan of reorganization or similar arrangement under any Debtor Relief Law, and each Creditor is responsible to vote its own claim in any proceeding under any Debtor Relief Law. Nothing in this subsection (c) shall, however, modify in any way the agreements among Lenders and Lender Agent under the Loan Documents.
          Section 6. Proceeds from Enforcement.
          (a) The Creditors hereby agree between themselves that (i) unless a Triggering Event has occurred, each Creditor shall be entitled to receive and retain for its own account – and shall never be required to disgorge to the Collateral Agent or any other Creditor or acquire direct or participating interests in the Loan Obligations or the Swap Obligations owing to such Creditor – all payments or prepayments of the Total Obligations, whether scheduled, mandatory or voluntary and including payments for the redemption, purchase or settlement thereof, and (ii) upon and after the occurrence of a Triggering Event, all payments constituting Proceeds from Enforcement shall be shared by the Creditors Ratably and in accordance with Section 6(b) below.

     (b) All Proceeds from Enforcement received by any Swap Counterparty, any Lender Party or Collateral Agent upon or after the occurrence of any Triggering Event shall be distributed and applied in accordance with this Section 6(b), and each of Creditors and Parent and Borrower hereby authorizes such distribution and application. To the extent any Swap Counterparty or any Lender Party ever receives any such Proceeds from Enforcement, it shall promptly deliver the same to Collateral Agent for distribution by the Collateral Agent in accordance with this Section 6(b); provided, however, that no Swap Counterparty shall be obligated to hold in trust, pay over, or share with Lender Parties, Collateral Agent or any other party, as applicable, any portion of the proceeds of any Replacement Letter of Credit issued to such Swap Counterparty. All Proceeds from Enforcement received by Collateral Agent, in its capacity as collateral agent under the Security Instruments or as Collateral Agent for the Creditors under this Agreement, shall be distributed and applied in the following order:
(i)	First, to reimburse Collateral Agent for expenses in accordance with Section 7 or for any other expenditures for which Collateral Agent is entitled to indemnity under Section 8 or to any other amounts owing to Collateral Agent under this Agreement;

(ii)	Second, Ratably to Lender Parties and Swap Counterparties, to pay or prepay all Total Obligations then owing;

(iii)	Third, to Lender Parties to pay or prepay any indebtedness of any Loan Party, other than the Total Obligations, that may be secured by the Security Instruments; and

(iv)	Fourth, to the extent that any Proceeds from Enforcement remain after the full and indefeasible payment of all of the Total Obligations and the indebtedness described in clause Third above, to Borrower.
     (c) Upon receipt of any Proceeds from Enforcement to be distributed pursuant to the preceding subsection (b), Collateral Agent shall give Creditors notice thereof, and each Creditor (or its representative) shall within five (5) Business Days thereafter notify Collateral Agent of the amount of Total Obligations owing to it. Such notification shall state the amount of its (or their) Obligations and how much is then due and owing. If requested by Collateral Agent, each Creditor (or its representative) shall demonstrate that the amounts set forth in its notice are actually owing to such Creditor to the satisfaction of Collateral Agent. Notwithstanding the foregoing, Collateral Agent may conclusively rely on information in such notices without investigation.
     Section 7. Expenses. Each Creditor other than Collateral Agent shall bear (and promptly reimburse Collateral Agent for) its respective Ratable share of any reasonable expenses (including reasonable fees and charges of counsel, accountants, experts and advisors) incurred by Collateral Agent in taking action on behalf of Lender Parties and Swap Counterparties in connection with its investigation, evaluation or enforcement of any Rights under the Security Instruments or the performance of its duties under this Agreement, but only to the extent Collateral Agent does not receive reimbursement for such expenses from a Loan Party or from

Proceeds from Enforcement within 30 days after such expenses are incurred; provided that, to the extent any Swap Counterparty reimburses Collateral Agent for such expenses, such Swap Counterparty will be entitled to receive its Ratable share of any reimbursement subsequently received by Collateral Agent from a Loan Party or from Proceeds from Enforcement.
     Section 8. Limitation of Liability — Collateral Agent.
     (a) Independently and without reliance upon Collateral Agent or any other Creditor, each Creditor represents to Collateral Agent and each of the other Creditors that such Creditor has made (i) its own independent investigation of the financial condition and affairs of the Loan Parties based on such documents and information as it has deemed appropriate in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Loan Parties. Each Creditor also acknowledges that it will, independently and without reliance upon Collateral Agent or any other Creditor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action with respect to this Agreement, the Principal Documents, and the Security Instruments. Except as expressly provided in this Agreement, Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Creditor with any credit or other information concerning the affairs, financial condition or business of the Loan Parties which may come into the possession of Collateral Agent or any of its affiliates (whether now in its possession or in its possession at any time or times hereafter), and Collateral Agent shall not be required to keep itself informed as to the performance or observance by any Loan Party of this Agreement, the Security Instruments or any other document referred to or provided for herein or to in respect the properties or books of any Loan Party.
     (b) Collateral Agent (i) shall not be responsible to any Creditor for any recitals, statements, information, representations or warranties of any other Person herein, in the Security Instruments, or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement, the Principal Agreements or the Security Instruments or the financial condition of any Loan Party, and (ii) shall not be required to make any inquiry concerning the performance or observance by others of any of the terms, provisions or conditions of this Agreement, the Principal Agreements, or the Security Instruments, including the content of notices, opinions, certificates and directions given under this Agreement, the Principal Documents or the Security Instruments, the financial condition of any Loan Party, or the existence or possible existence of any “Default”, “Event of Default” or “Termination Event” under any of the Principal Agreements. Notwithstanding anything else provided herein or in the Security Instruments, Collateral Agent shall have no obligation or liability to any Creditor or any other Person (i) with respect to the perfection, recording, re-recording, filing, refiling, monitoring, or maintenance in effect of any Security Instruments or other instruments, documents, financing statements or continuation statements, (ii)

with respect to the effectiveness, enforceability, genuineness, validity or the due execution of the Security Instruments or for any representation, warranty, document, certificate, report or statement made in or in connection with the Security Instruments, or (iii) to ascertain or inquire as to the performance or observation of any of the terms, covenants or conditions of any of the Loan Documents or the Swap Documents.
     (c) Neither Collateral Agent nor any of its representatives shall be liable to any Loan Party or any Creditor (or any Person asserting any claim with respect to any of them) for any action taken or omitted to be taken by it or them hereunder or under the Security Instruments in good faith and reasonably believed by it or them to be within the discretion or power conferred upon it or them by this Agreement and the Security Instruments or be responsible for the consequences of any error of judgment, except to the extent arising solely from its gross negligence or willful misconduct. Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, statement, certificate, electronic transmission, facsimile transmission, telephone message or other writing or message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Collateral Agent may consult with independent legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
     (d) Each Lender Party and each Swap Counterparty agrees to Ratably indemnify Collateral Agent and hold it harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or reasonable disbursements of any kind or nature whatsoever which may be imposed on, asserted against or incurred by Collateral Agent in any way relating to or arising out of the Security Instruments or any action taken or omitted by Collateral Agent in connection with this Agreement or the Security Instruments, except to the extent any of the same results solely from the gross negligence, willful misconduct or bad faith of Collateral Agent; provided that if Collateral Agent takes actions at the direction of an Enforcing Accelerated Creditor pursuant to Section 4(b) and it is subsequently determined by Collateral Agent that no Triggering Event then existed, such Enforcing

Accelerated Creditor shall also indemnify Collateral Agent and the other Creditors as provided in this Section 8(d) on an individual and several basis (and not only Ratably), including for any amounts paid by the other Creditors to Collateral Agent pursuant to this Section 8(d). Collateral Agent shall give prompt written notice to the indemnifying party or parties (provided that later notice shall not relieve indemnifying party(ies) of its liability and obligations under this Section 8) after any applicable claim is initiated against Collateral Agent. Each of Parent and Borrower agrees promptly to reimburse each Lender Party and each Swap Counterparty for all payments they make to or for the benefit Collateral Agent under the foregoing indemnity and any other indemnities now or hereafter provided by them to Collateral Agent.
     Section 9. Limitation of Liability — Collateral Agent and Creditors. Neither Collateral Agent nor any other Creditor (nor any individual partner, member, director, employee or agent of Collateral Agent or any other Creditor) shall owe any liability to the other Creditors under or in connection with this Agreement or the Security Instruments except for acts or omissions in bad faith or failures to make payments or transfers of funds expressly required under this Agreement. This Agreement is intended to benefit only Collateral Agent and the other Creditors, and neither Parent, Borrower nor any other Person shall have any rights hereunder or be entitled to claim any damages or defenses on account hereof from or against Collateral Agent or any Creditor (or any individual partner, member, director, employee or agent of Collateral Agent or any Creditor). EACH CREDITOR AND EACH OF PARENT AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES” AS DEFINED BELOW. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL PUNITIVE, CONSEQUENTIAL, SPECIAL OR OTHER DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS THAT ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.
     Section 10. Term. Subject to reinstatement pursuant to Section 23 below, this Agreement shall terminate upon the full, final and indefeasible payment of either the Loan Obligations or the Swap Obligations. Upon any such termination, Collateral Agent agrees to execute and deliver assignments (without any representation or warranty) of the Security Instruments, in form and substance satisfactory to Collateral Agent, to the remaining Creditors (or to their designated agent or representative). If any Swap Counterparty ever receives a Replacement Letter of Credit, such Swap Counterparty shall cease to be a Creditor under this Agreement and shall no longer be a party hereto, provided that such Swap Counterparty shall remain obligated to give notice of such Replacement Letter of Credit to Collateral Agent.
     Section 11. Removal and Resignation of Collateral Agent. Collateral Agent shall not be subject to removal by Creditors or any Loan Party, provided that if the Person serving as

Lender Agent is replaced as Lender Agent under the Credit Agreement, the Person serving as replacement Lender Agent shall automatically and without further action or consent by any Loan Party or any Swap Counterparty become the Collateral Agent under this Agreement. The Person serving as Collateral Agent may also resign as Collateral Agent hereunder by providing to each Loan Party and each Swap Counterparty written notice of such resignation no less than 30 days prior to the effective date of such resignation set forth in such written notice. Upon such resignation by Collateral Agent, Collateral Agent agrees to execute and deliver assignments of the Security Instruments, in form and substance mutually satisfactory to Lender Parties and each Swap Counterparty, to a successor Collateral Agent designated by Creditors then holding a majority of the Total Obligations then due and owing. Such assignments shall be prepared at the expense of Borrower, and Borrower hereby consents to such assignments. Following any such resignation by a Person serving as Collateral Agent and execution and delivery of such assignments, such Person shall have no further duties, responsibilities or liabilities as Collateral Agent under this Agreement but shall remain entitled to the benefit of the indemnifications provided in this Agreement and to reimbursement, in accordance with applicable provisions of this Agreement, of expenses incurred in the discharge of its duties as Collateral Agent prior to the effective date of such resignation.
     Section 12. Survival of Rights. All of the respective rights and interests of Collateral Agent, Lender Parties and each Swap Counterparty under this Agreement (and the respective obligations and agreements of Collateral Agent, Lender Parties and each Swap Counterparty under this Agreement), shall remain in full force and effect regardless of:
     (a) any lack of validity or enforceability of any of the Loan Documents or the Swap Documents or any other agreement or instrument related thereto; or
     (b) any other circumstance which might otherwise constitute a defense available to, or discharge of, any Loan Party with respect to the Loan Obligations or the Swap Obligations (other than the defense that such obligations have been fully satisfied).
     Section 13. Representations and Warranties. Each of Collateral Agent, Lender Parties and Swap Counterparties represents and warrants to the others that:
     (a) neither the execution and delivery of this Agreement nor its performance of or compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any other agreement to which it is now subject;
     (b) it has all requisite authority to execute, deliver and perform its obligations under this Agreement; and
     (c) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject only to applicable bankruptcy, insolvency or similar laws and general principles of equity.
     Section 14. Further Assurances. Each of Parent, Borrower, Collateral Agent, Lender Parties and Swap Counterparties covenants that, as long as this Agreement remains in effect, it will execute and deliver any and all other documents or instruments reasonably requested by the other to give effect to the terms and conditions of this Agreement.
     Section 15. Additional Swap Counterparties. If any Person that is recognized by Collateral Agent as a “Secured Third Party Hedge Counterparty” under the Credit Agreement desires to become a “Swap Counterparty” for the purposes of this Agreement and the Security Instruments, then it shall execute and deliver to Collateral Agent, Parent and Borrower a Joinder Supplement in the form of Exhibit A hereto. In each case, upon execution and delivery of such Joinder Supplement by such Person, Collateral Agent, Parent and Borrower, such Person shall be deemed a Swap Counterparty hereunder as if an original signatory. Joinder Supplements executed pursuant to this Section 15 do not require the signatures or consents of all Creditors party to this Agreement. Promptly after execution of any such Joinder Supplement, the parties thereto will endeavor to send a copy thereof to each other Swap Counterparty, but failure or delay in doing so will not make such Joinder Supplement void or voidable or otherwise affect the rights and duties of the parties hereto.
     Section 16. Assignment; Agreement Binding on Successors and Assigns. As long as this Agreement remains in effect, Collateral Agent, Lender Parties and Swap Counterparties will not sell, assign or otherwise transfer all or any part of the Loan Obligations or the Swap Obligations, as the case may be, unless (a) such sale, assignment or transfer is made expressly subject to the terms and conditions of this Agreement, and (b) in the case of an assignment or novation of Swap Obligations, (i) the assignee or new party has executed a Joinder Agreement in compliance herewith and (ii) Collateral Agent consents, in the exercise of its sole and absolute discretion, to such assignment or novation. Each party hereto acknowledges and agrees that any assignment or novation of the Loan Obligations or the Swap Obligations by a Creditor in violation of this Section 16 will result in the Loan Obligations or the Swap Obligations (as applicable) no longer being secured by the Security Instruments or subject to this Agreement. This Agreement shall inure to the benefit of, and shall be binding upon and enforceable against, Parent, Borrower, Collateral Agent, Lender Parties and each Swap Counterparty and their respective successors and permitted assigns.
     Section 17. Notice. Unless otherwise provided, any consent, request, notice, or other communication under or in connection with this Agreement must be in writing to be effective and shall be deemed to have been given (a) if by mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified return receipt requested, and deposited in the appropriate official postal service, or (b) if by courier, electronic transmissions, or facsimile transmission, when actually delivered. Until changed by a subsequent notice delivered in accordance with this Section 17, notices for each party are to be directed to:
          For delivery to Initial Swap Counterparty:
BP Corporation North America Inc.
Attn: BPCNA Contracts Dept.
201 Helios Way
Houston, Texas 77079
Telephone: (713) 323-0203
Facsimile: (713) 323-2000

          For delivery to each additional Swap Counterparty:
as provided in such Swap Counterparty’s Joinder Agreement
          For delivery to Borrower or Parent:
1160 Eugenia Place, Ste. 100
Carpinteria, California 93013
Attention: Clancy Cottman
Telephone: (805) 566-2900
Facsimile: (805) 566-2917
          For delivery to Collateral Agent:
CLMG Corp.
6000 Legacy Drive
Plano, Texas 75024
Attention:
Telephone:
Facsimile:
          For delivery to Lender Parties:
Beal Bank Nevada
1970 Village Center Circle, Suite 1
Las Vegas, Nevada 89134
with a copies to:
CLMG Corp.
6000 Legacy Drive
Plano, Texas 75024
Attention:
Telephone:
Facsimile:
Stephen J. Costas
General Counsel
6000 Legacy Drive
Plano, Texas 75024
     Section 18. Amendments. This Agreement may only be waived, amended, modified, or terminated by a written agreement signed by the party against whom enforcement of any such waiver, amendment, modification or termination is sought.

     Section 19. Governing Law. This Agreement shall be governed by and construed in accordance the laws of the State of Nevada, without regard to the laws of Nevada as to conflicts of laws.
     Section 20. Invalid Provisions. If any part of this Agreement is for any reason found to be unenforceable, all other portions nevertheless remain enforceable. However, if the provision held to be unenforceable is a material part of the Agreement, such unenforceable provision may, to the extent permitted by law, be replaced by a clause or provision judicially construed and interpreted to be as similar in substance and content to the original terms of such provision as the context would reasonably allow, so that such clause or provision would thereafter be enforceable.
     Section 21. Multiple Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document and will be effective upon the execution of one or more counterparts hereof by each of the parties hereto. In this regard, each of the parties hereto acknowledges that (a) signature pages hereof may be executed and then transmitted by any party hereto by electronic or facsimile transmission, which transmission shall be deemed the equivalent of manual delivery by such party of a complete executed counterpart hereof and (b) a counterpart of this Agreement containing a set of counterpart signature pages reflecting the execution of each party hereto shall be sufficient to reflect the execution of this Agreement by each party hereto. All counterparts will, taken together, constitute one and the same instrument.
     Section 22. Jury Waiver. Each of Collateral Agent, Lender Parties, Swap Counterparties, Parent and Borrower hereby voluntarily, knowingly, irrevocably and unconditionally waives any right to have a jury participate in resolving any dispute (whether based upon contract, tort or otherwise) among Collateral Agent, Lender Parties, Swap Counterparties, Parent and Borrower (or any of them) arising out of or in any way related to this Agreement.
     Section 23. Reinstatement. If at any time any payment of any of the Total Obligations is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, the obligations of Parent, Borrower, Collateral Agent, Lender Parties and each Swap Counterparty under this Agreement, with respect to that payment, shall be reinstated as though the payment had been due but not made at that time.
     Section 24. Controlling Agreement. To the extent the terms of this Agreement directly conflict with a provision in either the Loan Documents or the Swap Documents, the terms of this Agreement shall control.
     Section 25. Integration. This Agreement, together with all documents and instruments referenced herein, represents the final agreement among Collateral Agent, Lender Parties, Swap Counterparties, Parent, and Borrower with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the parties. There are no unwritten oral agreements among the parties.
(Signatures appear on following pages)

     IN WITNESS WHEREOF, the parties have executed this Intercreditor Agreement as of the date first hereinabove written.

INITIAL SWAP COUNTERPARTY:	BP CORPORATION NORTH AMERICA INC.
	By:	/s/ Linda M. Berger
		Name:	Linda M. Berger
		Title:	CFO Global Gas — IST

(Signatures continue on following pages)
Signature Page — Intercreditor Agreement

BORROWER:	LEGACY ENERGY, INC.
	By:	/s/ Clarence Cottman, III
		Name:	Clarence Cottman, III
		Title:	CEO

PARENT:	NIMIN ENERGY CORP.
	By:	/s/ Clarence Cottman, III
		Name:	Clarence Cottman, III
		Title:	CEO

(Signatures continue on following pages)
Signature Page — Intercreditor Agreement

COLLATERAL AGENT AND LENDER AGENT:	CLMG CORP.
	By:	/s/ James Erwin
		Name:	James Erwin
		Title:	E.V.P.

Signature Page — Intercreditor Agreement

Schedule 1
Listing of Existing Security Instruments
1. Security Agreement executed by the Credit Parties in favor of Administrative Agent.
2. Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement by Company in favor of Administrative Agent. [California and Wyoming properties]
3. Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement by Company in favor of Administrative Agent. [Louisiana properties]
4. UCC-1 Financing Statements related to the foregoing.
5. Debenture executed by Parent in favor of Administrative Agent.

S-i

Exhibit A
JOINDER SUPPLEMENT
     This Joinder Supplement (this “Supplement”), dated as of ____________, is executed by _________________________, (“New Swap Counterparty”), Legacy Energy, Inc., (“Borrower”), NiMin Energy Corp. (“Parent”), and CLMG CORP., as Collateral Agent (“Collateral Agent”).
     All capitalized terms used herein but not defined herein shall have the meanings set forth in the Agreement (as defined below).
W I T N E S S E T H:
     WHEREAS, Parent, Borrower, Collateral Agent and BP Corporation North America Inc. have heretofore executed and delivered to Collateral Agent that certain Intercreditor Agreement dated as of June 30, 2010 (as from time to time amended, modified, supplemented or restated, the “Agreement”), providing for, among other matters, the relative rights and obligations and apportionment of certain collections among Creditors (as defined therein), and the exercise of certain remedies under the Security Instruments (as defined therein);
     WHEREAS, the Agreement provides that one or more additional Persons may become Swap Counterparties thereunder if each such Person is recognized by Collateral Agent as a “Secured Third Party Hedge Counterparty” under the Credit Agreement and desires to become a Swap Counterparty for the purposes of the Agreement and the Security Instruments and executes and delivers a Joinder Supplement as provided in the Agreement;
     WHEREAS, New Swap Counterparty desires to become a Swap Counterparty under the Agreement;
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, New Swap Counterparty, Collateral Agent, Parent and Borrower hereby agree as follows:
     1. Recognition; Approved ISDA. Lender Agent hereby recognizes New Swap Counterparty as a “Secured Third Party Hedge Counterparty” under the Credit Agreement. Concurrently herewith, Lender Agent is separately approving in writing the ISDA Master Agreement between Borrower and New Swap Counterparty as an “Approved ISDA” under the Agreement.1
     2. Agreement to be Bound. New Swap Counterparty hereby agrees to be bound by all of the terms and provisions of the Agreement as a Swap Counterparty thereunder. New Swap Counterparty acknowledges and agrees that the terms of the Agreement shall control over the terms of the Principal Agreements to which New Swap Counterparty is a party, to the extent any conflict exists between the Agreement and such Principal Agreements.

[1]	Be sure to prepare separate approval letter.

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     3. Ratification of Agreement; Joinder Supplement Part of Agreement. This Joinder Supplemental shall form a part of the Agreement for all purposes. Except as expressly supplemented hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.
     4. Collateral Agent Makes No Representation. Collateral Agent makes no representation as to the validity or sufficiency of the Security Instruments, and New Swap Counterparty acknowledges, consents to, and accepts the disclaimers by, and limitations on the liability of, Collateral Agent that are provided in the Agreement.
     5. Representations and Warranties of New Swap Counterparty. New Swap Counterparty represents and warrants to the other Creditors that:
          (a) neither the execution and delivery of this Supplement or the Agreement nor its performance of or compliance with the terms and provisions hereof or thereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any other agreement to which it is now subject;
          (b) it has all requisite authority to execute, deliver and perform its obligations under this Supplement and the Agreement; and
          (c) each of this Supplement and the Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject only to applicable bankruptcy, insolvency or similar laws and general principles of equity.
     6. Counterparts. The parties may sign any number of copies of this Joinder Supplement, and different parties may sign on different signature pages. Each signed copy shall be an original, but all of them together shall represent the same supplemental agreement.
     7. Address for Notices. All notices and other communications given to New Swap Counterparty under the Agreement may be given at its address or telecopier number as follows:
[New Swap Counterparty]
[Address]
Attention:
Telecopier No.:
[remainder of page left blank]

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     IN WITNESS WHEREOF, the parties hereto have caused this Joinder Supplement to be duly executed as of the date first above written.

NEW SWAP COUNTERPARTY:	[ ]
By:
Name:
Title:

BORROWER:	LEGACY ENERGY, INC.
By:
Name:
Title:

PARENT:	NIMIN ENERGY CORP.
By:
Name:
Title:

COLLATERAL AGENT:	CLMG CORP.
By:
Name:
Title:

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